Exhibit 5(a)

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio  43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100

March 31, 2009

Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio  43017

Re:	Registration Statement on Form S-8
Neoprobe Corporation 401(k) Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Neoprobe Corporation, a Delaware corporation (“Neoprobe”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Neoprobe with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 400,000 shares of Neoprobe Common Stock, $.001 par value (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP